Exhibit (j)(1)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement of Form N-1A of FBR Family of Funds and to the use of our report dated November 22, 2002 on the financial statements and financial highlights of the FBR Financial Services Fund, FBR Small Cap Financial Fund, FBR Small Cap Value Fund, FBR Technology Fund, each a series of shares of FBR Family of Funds.   Such financial statements, financial highlights and reports of independent certified public accountants appear in the 2002 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

                                                                                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 28, 2003